Exhibit 4.1
Amended and Restated
Registered Representatives’
Deferred Compensation Plan
Effective October 31, 2006
Section 1. Establishment and Purpose.
     1.1 The Company has established, effective originally on January 1, 1999, an unfunded deferred compensation plan, the Amended and Restated Registered Representatives’ Deferred Compensation Plan, for the benefit of those individuals who act as registered representatives of the Broker-Dealer Subsidiaries (as hereinafter defined).
     1.2 The purpose of the Plan is to attract and retain individuals to become licensed members with the Broker-Dealer Subsidiaries and to assist such individuals with long-range financial planning by offering an alternative for investing monthly commissions and fee payments.
Section 2. Definitions.
     2.1 As used herein, the following terms shall have the meanings set forth below:
     “Account” means, as to any Representative and for any particular Enrollment Period, the Fund Account and the Interest Account established and maintained for that Representative with respect to that particular Enrollment Period.
     “AIG” means the American International Group, Inc., guarantor of the Company’s payment obligations under this Plan, and its successors and assigns.
     “Appreciation” means, with respect to each Fund Account, an increase in the value of that Fund Account in excess of the amount of Earnings originally deferred into that Account.
     “Beneficiary” means, with respect to any Account for any Enrollment Period, the person or persons designated as such in accordance with Section 8 below.
     “Broker-Dealer Subsidiary” means the following broker-dealer subsidiaries of AIG: Royal Alliance Associates, Inc., SunAmerica Securities, Inc., Advantage Capital Corporation, FSC Securities Corporation, Spelman & Co., Inc., Sentra Securities Corporation and any additional broker-dealer subsidiaries which the Company adds to this Plan by resolution of its board of directors.
     “Committee” means the Management Committee appointed pursuant to Section 9.

     “Company” means SAI Deferred Compensation Holdings, Inc., which has assumed from SunAmerica Inc. the benefits, rights, obligations, and duties under this Plan, and its successors and assigns.
     “Deferred Benefit” means the amount of money owing to a Representative with respect to that Representative’s Account for a particular Enrollment Period at such time as that Representative receives a distribution of that Account under this Plan and will be equal to the value of that Account, as determined in accordance with Section 5 below.
     “Earnings” means the commission and/or advisory fee payments which a Representative is entitled to receive from a Broker-Dealer Subsidiary.
     “Enrollment Period” means each period commencing on the enrollment or re-enrollment of a Representative in this Plan and ending on the Termination Event relating to such enrollment or re-enrollment.
     “Fund Account” means a bookkeeping entry maintained by the Company merely for the purposes of recordkeeping and recording the unsecured contractual obligation of the Company with respect to the portion of a Representative’s deferred Earnings in an Account with respect to a particular Enrollment Period that are indexed to a Valuation Fund.
     “Guarantee” means AIG’s full and unconditional guarantee of the Company’s payment obligations hereunder, substantially in the Form of Annex I hereto.
     “Interest Account” means a bookkeeping entry maintained by the Company merely for the purposes of recordkeeping and recording the unsecured contractual obligation of the Company to pay interest on the amount of a Representative’s Earnings originally deferred into an Account for a particular Enrollment Period.
     “Optional Distribution Date” means, with respect to an Account relating to a particular Enrollment Period, the date selected by a Representative for that Account in accordance with Section 6 below.
     “Plan” means this Amended and Restated Registered Representatives’ Deferred Compensation Plan as such Plan may be amended, modified or restated from time to time.
     “Plan Administrator” means the respective individual or individuals responsible for administering the Plan at the Broker-Dealer Subsidiary with which any given Representative holds his or her broker’s license.
     “Representative” means any individual holding his or her broker’s license with a Broker-Dealer Subsidiary.
     “Retirement” means such time as Representative ceases to be registered as a broker with any regulatory authority.

     “Termination Event” means, with respect to any individual Representative and any particular Enrollment Period, the occurrence of any event described in Section 6.1 below with respect to that Enrollment Period.
     “Termination Valuation Date” means, with respect to any particular Termination Event, the Valuation Date which is the last business day of a calendar month at least 30 days after a Termination Event, except that (a) with respect to the death of the Representative, the Termination Valuation Date shall be calculated from such point in time as the respective Broker-Dealer Subsidiary with which the deceased Representative held his or her broker’s license receives due proof of death of such Representative and (b) with respect to a Representative who accepts employment with or otherwise establishes a contractual relationship with a competitor of AIG or any Broker-Dealer Subsidiary, the Termination Valuation Date shall be calculated from such point in time as the respective Broker-Dealer Subsidiary with which such Representative held his or her broker’s license learns of such employment or contractual relationship.
     “Valuation Date” means any date the United States financial markets are open for which a Representative’s particular Account is required to be valued for any purpose.
     “Valuation Funds” means one or more mutual funds designated as available under the Plan by the Committee from time to time.
     2.2 As used herein, the term Representative shall also apply to any cash-basis corporate entity which is entitled to receive advisory fee-based payments from a Broker-Dealer Subsidiary (a “Corporate Representative”), the shares of which are owned principally by an individual holding his or her current broker’s license with a Broker-Dealer Subsidiary (an “Individual Representative”). Such Corporate Representative must make a separate election to participate in this Plan. However, such Corporate Representative’s ability to participate initially or at any time thereafter shall be, at all times, subject to the Individual Representative’s participation in this Plan. Accordingly, by way of example and not limitation, if a Termination Event occurs with respect to the Individual Representative with respect to a particular Enrollment Period, a Termination Event shall be deemed to have occurred with respect to the Corporate Representative with respect to that same Enrollment Period.
Section 3. Eligibility for Participation.
     3.1 Each Representative will be eligible to participate in this Plan on the first day of any month after Representative has been licensed with a Broker-Dealer Subsidiary for three (3) full months unless the President of the Broker-Dealer Subsidiary with which such Representative holds his or her broker’s license determines that such Representative will be able to participate on an earlier date. Once a Representative becomes eligible to participate, he or she will remain eligible until this Plan is amended or terminated or, in the case of any particular Enrollment Period, until the occurrence of a Termination Event.
     3.2 So long as the Representative is eligible to participate in the Plan, a Representative may re-enroll in the Plan after the occurrence of a Termination Event with respect to a particular Enrollment Period. When a Representative re-enrolls in the Plan, the Company will establish and maintain a distinct and separate Account for that Representative in connection with that Enrollment Period that will be composed of a Fund Account and an Interest Account, each of which will be distinctly and separately established and maintained in connection with that Enrollment Period.
Section 4. Election to Defer.
     4.1 Enrollment, with respect to any Enrollment Period, in this Plan is on a voluntary basis once a Representative becomes eligible. An enrollment for a particular Enrollment Period will be effective as of the first day of the month following receipt by the Plan Administrator, in accordance with Section 9 below, of a Deferred Compensation Agreement and an Enrollment/Change Form, pursuant to which Representative will elect the amount of Earnings to be deferred and the method of distribution of such deferred Earnings.
     4.2 For each Enrollment Period, each participating Representative will determine the amount of Earnings to be deferred, up to 100%, in whole percent increments. The deferred Earnings will be deducted from each semi-monthly Earnings payment. No Earnings may be deferred into an Account for any Enrollment Period after the occurrence of a Termination Event with respect to that Enrollment Period.
     4.3 Participating Representatives may make changes to the amount of Earnings to be deferred. Changes by participating Representatives as to the amount of Earnings to be deferred for any Enrollment Period will take effect at the beginning of the next calendar year, provided the appropriate paperwork is received at least 30 business days before the beginning of such calendar year. All deferral elections must remain in effect for one full calendar year.
Section 5. Valuation of Deferred Earnings.
     5.1 The Company will establish and maintain an Account with respect to each Enrollment Period for each Representative participating in this Plan. All deferred Earnings will be credited to the Representative’s Account within three business days of the date the Earnings otherwise would have been paid.
     5.2 The Company will establish and maintain a Fund Account with respect to each Account.
     5.3 From and after January 1, 1999, the Company will establish and maintain an Interest Account with respect to each Account. The amount of any Earnings deferred after January 1, 1999, will bear interest at a fixed rate per annum to be set from time to time by the Company. Interest will accrue on the initial amount of Earnings deferred into the Account and not on the value of the associated Fund Account. Interest will be calculated on the basis of a year of twelve 30-day months. Each Fund Account may be reduced by its associated Interest Account as provided in Section 5.5.

     5.4 Each Representative must elect the Valuation Fund(s) which will be used to measure the value of each Fund Account. A Representative may elect different Valuation Fund(s) and percentages for each of his or her particular Fund Accounts. Amounts held in a Fund Account will be treated as though invested in such Valuation Fund(s) and adjustments to the value of each Fund Account will be made in accordance with Section 5.5 below. However, neither the Company nor AIG is required to make investments in the Valuation Funds. Earnings deferred into an Account must be allocated to the Valuation Fund(s) in whole percent increments of at least 5%.
     5.5 The value of each participating Representative’s particular Fund Account shall be adjusted to reflect the investment experience of the Valuation Fund(s) elected by such Representative with respect to that Account, whether positive or negative (including dividends and capital gains and losses), as if that Fund Account had been invested in such Valuation Fund(s); provided that in the event of Appreciation in that Fund Account, such Appreciation will be reduced (but not below zero) by up to the amount of interest accrued with respect to such deferred Earnings in the associated Interest Account.
     5.6 The value of a Representative’s particular Account at any time will equal the sum of the associated Fund Account (as reduced, if applicable, by the proviso to Section 5.5) and the associated Interest Account.
     5.7 Representatives may change the Valuation Fund(s) against which the value of any particular Fund Account will be indexed once per business day. Changes may be made with regard to new Earnings coming into the Fund Account or to existing Earnings in the Fund Account. Any modification will be in such manner and will be effective at such time as the Committee may from time to time determine. In particular, changes may not be effected on a same day or next day basis and may be effected on an aggregated or “grouped” basis over a period of time.
     5.8 There shall be charged against each Representative’s particular Account any payments made out of that Account to the Representative or his or her Beneficiary in accordance with Sections 6 and 8 below.
     5.9 Participating Representatives will be provided, on a semi-annual basis, a statement of account which indicates the value of such Representative’s Account(s) (broken down by the associated Fund Account(s) and Interest Account(s)) and the currently selected Valuation Fund(s) used to measure the value of the Fund Account(s).
     5.10 The currently available Valuation Funds are identified on Schedule 1 to this Plan. The Company reserves the right to terminate the availability of any Valuation Fund and add additional Valuation Funds at any time.
Section 6. Distribution of Deferred Benefit.
     6.1 Upon the occurrence of the earliest Termination Event with respect to any Enrollment Period, a Deferred Benefit with respect to that Enrollment period will be paid to Representative or his or her Beneficiary, as the case may be. The Termination Events for any Enrollment Period are:

     (a) Representative’s death;
     (b) Representative’s permanent disability;
     (c) Termination of Representative’s independent contractor relationship with the Broker-Dealer Subsidiary for any reason;
     (d) Representative’s Retirement; or
     (e) Attainment of the Optional Distribution Date for that Enrollment Period, if one is selected by Representative.
     6.2 A Representative may select an Optional Distribution Date for a particular Enrollment Period either at the time of the commencement of that Enrollment Period or prior to December 31 of any year. If an Optional Distribution Date is selected other than at the time of the commencement of an Enrollment Period, the Optional Distribution Date will become effective on the immediately succeeding January 1. No such Optional Distribution Date may be earlier than the first day of the calendar quarter that is at least four years after the commencement of the Enrollment Period. A previously selected Optional Distribution Date may be changed by completing the required paperwork by December 31 of any year; provided, however, that such change must occur before January 1 of the year before the year in which the current Optional Distribution Date for that Enrollment Period falls. For example, if a Representative’s current Optional Payment Date for an Enrollment Period is in July of 2003, the Representative must elect to change such Optional Payment Date by December 31, 2001.
     6.3 The Deferred Benefit with respect to any Enrollment Period will be paid out in ten annual installments unless the Representative has selected an Optional Distribution Schedule for that Enrollment Period. A Representative may select an Optional Distribution Schedule either at the commencement of an Enrollment Period or prior to December 31 of any year. An Optional Distribution Schedule for a particular Enrollment Period may be changed by completing the required paperwork by December 31 of any year; provided, however, that such change must occur before January 1 of the year before the year in which the current payment of the Deferred Benefit for that Enrollment Period falls. For example, if a Representative’s current payment of the Deferred Benefit for an Enrollment Period is in July of 2003, the Representative must elect to change such Optional Payment Schedule by December 31, 2001. The Optional Distribution Schedules available include:
     (a) Annual installments over a period of five (5) years;
     (b) Annual installments over a period of three (3) years; and
     (c) A lump sum.
     6.4 If Representative’s Deferred Benefit with respect to an Enrollment Period is payable in installments, that Deferred Benefit shall be paid out in ten annual installments, or such lesser number of installments as selected by Representative with respect to that Enrollment Period. The amount to be paid in each installment shall be the value of the Account relating to that Enrollment Period as of the Valuation Date for that Account multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of installment payments remaining. The initial payment shall be made within 60 days of the applicable Valuation Date. All subsequent installment payments shall be made within the first four weeks of each calendar year thereafter until the Deferred Benefit with respect to that Enrollment Period has been fully paid. As used in this section, the Valuation Date with respect to any Enrollment Period for the first installment shall be the Termination Valuation Date for that Enrollment Period and for each installment thereafter, the last Valuation Date of the calendar year which precedes the year of payment.
     6.5 Participating Representatives will be required to take a lump sum distribution of all Deferred Benefit(s) for all Enrollment Periods if such Representative accepts employment or otherwise establishes a contractual relationship with a competitor of AIG or any Broker-Dealer Subsidiary. The amount of each Deferred Benefit shall be determined as of the Termination Valuation Date and paid within 60 days thereof.
     6.6 Participating Representatives will be required to take a lump sum distribution of all Deferred Benefit(s) for all Enrollment Periods if, for any reason, the Broker-Dealer Subsidiary with which such Representative holds his or her broker’s license terminates the independent contractor relationship between such Representative and Broker-Dealer Subsidiary. The amount of each Deferred Benefit shall be determined as of the Termination Valuation Date and paid within 60 days thereof.
     6.7 Notwithstanding anything else contained herein, participating Representatives will be required to take a lump sum distribution of a particular Deferred Benefit upon the occurrence of a Termination Event related to such Deferred Benefit if the value of that particular Deferred Benefit on the related Termination Valuation Date is $3500 or less. The amount of each Deferred Benefit shall be determined as of the related Termination Valuation Date and paid within 60 days thereof.
     6.8 There are no interim or periodic payments of amounts accrued in an Interest Account.
     6.9 Following receipt of the entire Deferred Benefit for an Enrollment Period, participating Representatives shall not be entitled to any rights under this Plan with respect to that Enrollment Period.
Section 7. Financial Hardship Distribution. In the event of an unforeseeable emergency, Representative or his or her Beneficiary may apply through the Plan Administrator for a hardship withdrawal. The application will be reviewed by a committee of some combination of the Chairman, President, Executive Vice President(s) and Senior President(s) of the Broker-Dealer Subsidiary with which such Representative holds his or her broker’s license. If such application for hardship withdrawal is approved, the Company shall pay to Representative or Representative’s Beneficiary such value as is reasonably necessary to meet the hardship needs, including provision for taxes on the emergency distribution, in an amount not to exceed the Deferred Benefit(s). Such withdrawals may be made with respect to one or more Accounts at the sole discretion of the Committee. For purposes of this Plan, hardship withdrawals require that Representative or Representative’s Beneficiary have an immediate and heavy unanticipated financial emergency and that the withdrawal be necessary to meet such emergency need. Such hardship must be beyond the control of Representative or Representative’s Beneficiary, and Representative or Representative’s Beneficiary must not be able to meet such needs by other financial resources available. If Representative takes a hardship withdrawal under this Plan, he or she may not defer any Earnings under this Plan for a period of one year from the date of the withdrawal, after which time Representative must re-submit an Enrollment/Change Form to the Plan Administrator in order to commence deferring Earnings again.
Section 8. Beneficiary Designation and Survivor Benefits.
     8.1 Each Representative may designate any person or persons as Beneficiary or Beneficiaries to receive distribution(s) under this Plan in the event of Representative’s death prior to complete distribution to Representative of the Deferred Benefit(s) due under this Plan. Beneficiaries must be designated on the Enrollment/Change Form at any time prior to Representative’s death.
     8.2 In the absence of an effective Beneficiary designation by Representative with respect to a particular Account, the entire undistributed Deferred Benefit for that Account will be paid in a lump sum payment equal to the value of that Account determined as of the Termination Valuation Date, within 60 days thereof to Representative’s estate.
     8.3 If a Representative dies prior to receiving any portion of the Deferred Benefit(s), Representative’s Beneficiary will be paid a lump sum payment equal to the value of the Account related to that Deferred Benefit determined as of the related Termination Valuation Date, within 60 days thereof.
     8.4 If a Representative dies after becoming eligible to receive a Deferred Benefit with respect to any particular Enrollment Period but prior to receiving the entire benefit, any remaining Deferred Benefit will be paid in a lump sum payment equal to the value of the associated Account(s) determined as of the related Termination Valuation Date(s), within 60 days thereof.
Section 9. Plan Administration.
     9.1 This Plan will be administered by a Management Committee (the “Committee”). The Committee will be comprised of any five (5) officers of AIG or any subsidiary of AIG as selected by the Chairman, the President or any Vice Chairman of AIG. The Committee shall interpret and administer this Plan in accordance with its terms. The Committee’s interpretations and constructions shall be binding and conclusive on all persons for all purposes.
     9.2 Representatives may obtain any necessary form(s) by request to the Plan Administrator. All forms and agreements and any other necessary documents must be properly executed and delivered to the Plan Administrator within the specified time limitations in order to be effective.

Section 10. Nature of Company’s Obligation and AIG’s Guarantee.
     10.1 The Company’s obligation under this Plan shall be an unfunded and unsecured promise to pay. Neither the Company nor AIG shall be obligated under any circumstances to fund its financial obligations under this Plan or the Guarantee.
     10.2 The obligation to pay to participating Representatives the deferred Earnings, with such adjustments as are provided for herein, shall be carried on the books of the Company as an unsecured debt. The balance at any time in any Account is not held in trust for Representative, and neither Representative, his or her estate or personal representative(s), nor his or her beneficiaries shall have any right, title or interest in or to any funds in any Account, which is established by the Company merely for the purpose of recording such unsecured contractual obligation. All funds in any Account shall continue to be part of the general funds of the Company, and neither the Representative, his or her estate or personal representative(s), nor his or her beneficiaries shall have any property interest in any specific assets of the Company or AIG. Each Representative participating in this Plan is considered a general unsecured creditor of the Company.
     10.3 The Guarantee constitutes a general unsecured obligation of AIG, which ranks pari passu with all of AIG’s other unsecured and unsubordinated indebtedness. Neither the Representative, his or her estate or personal representatives, nor his or her own beneficiaries shall have any property interest in any specific assets of AIG. In the event that a payment is due to a Representative under the Guarantee, such Representative will be a general unsecured creditor of AIG.
     10.4 Notwithstanding anything to the contrary contained herein, the Company or AIG may at any time transfer assets to a trust for purposes of paying all or any part of its obligations under this Plan. However, to the extent provided in the trust only, such transferred amounts shall remain subject to the claims of general creditors of the Company or of general creditors of AIG. To the extent assets are held in a trust when a Representative’s Deferred Benefit(s) becomes payable, the Company or AIG, in the event of a Guarantee payment, shall direct the trustee to pay such benefit to Representative from the assets of the trust.
Section 11. Miscellaneous.
     11.1 Except as set forth herein, no right to receive any Deferred Benefit shall be subject to anticipation, alienation, sale, assignment, pledge, hypothecation, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, pledge, hypothecate, encumber or charge the same will be void; provided, however, a Representative may assign his or her right to receive any Deferred Benefit to a revocable living trust set up by such Representative. No right under this Plan shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such rights.
     11.2 Taxes and Withholdings.
     (a) Any payment of a Deferred Benefit hereunder will be subject to withholding of all applicable taxes.

     (b) If the whole or any part of any Account shall become liable for the payment of any estate, inheritance, income, or other tax which the Company or AIG shall be required to pay, or is otherwise attached for the payment of amounts owing by Representative, the Company and AIG shall have the full power and authority to pay such obligation out of any monies or other property in its hand for the account of Representative whose interests hereunder are so liable. The Company or AIG shall provide Representative notice of such payment. Prior to making any payment, the Company or AIG may require such releases or other documents from any lawful taxing authority as it shall deem necessary.
     11.3 In addition to any other rights of setoff the Company or AIG or any Broker-Dealer Subsidiary might have, the Company and AIG shall have the right, without prior notice, to set off any obligation of a participating Representative owing to the Company or AIG or any Broker-Dealer Subsidiary against amounts owing to Representative under the terms of this Plan.
     11.4 Nothing in this Plan is intended to (a) limit in any way the right of any Broker-Dealer Subsidiary to terminate a Representative’s contractor relationship with Broker-Dealer Subsidiary; or (b) otherwise create any employment relationship between the Representative and any Broker-Dealer Subsidiary or the Company or AIG.
     11.5 The Company expects to continue this Plan but is not obligated to do so. The Company reserves the right to amend, modify or terminate this Plan at any time, or from time to time, in whole or in part, for any reason (including, without limitation, a change, or an impending change, in the applicable laws of the United States or any State). If this Plan is amended, modified or terminated, the Committee shall be notified of such action in writing executed by a duly authorized officer of the Company, and thereafter this Plan shall be so amended, modified or terminated at the time therein set forth. Any amendment, modification or termination of this Plan shall be binding on the Representatives, but in no event may such amendment, modification or termination reduce the amounts credited at that time to any Representative’s Account. Upon termination of this Plan, the Accounts shall either be paid in a lump sum immediately, or distributed in some other manner consistent with this Plan, as determined by the Committee in its sole direction.
     11.6 In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect the validity of any other provision of this Plan.
     11.7 This Plan shall be governed by and construed in accordance with the laws of the state of California.

SCHEDULE 1
VALUATION FUNDS
SunAmerica Money Market Fund
SunAmerica U.S. Government Securities Fund
SunAmerica Balanced Assets Fund
SunAmerica New Century Fund
SunAmerica Style Select Series®, Aggressive Growth Portfolio
SunAmerica Style Select Series®, Mid-Cap Growth Portfolio
SunAmerica Style Select Series®, Value Portfolio
SunAmerica Style Select Series®, International Equity Portfolio
SunAmerica Style Select Series®, Large-Cap Growth Portfolio
SunAmerica Style Select Series®, Focused Growth and Income Portfolio
SunAmerica Style Select Series®, Large-Cap Value Portfolio
SunAmerica Style Select Series®, Small-Cap Value Portfolio
SunAmerica Style Select Series®, Focus Portfolio
Sun America “Dogs” of Wall Street Fund
SunAmerica Strategic Investment Series, Inc.®, SunAmerica Biotech/Health 30 Fund
SunAmerica Growth and Income Fund
SunAmerica Growth Opportunities Fund
SunAmerica Style Select Series®, Focused TechNet Portfolio
SunAmerica Style Select Series®, Focused Value Portfolio
SunAmerica Focused Small Cap Growth Portfolio
SunAmerica Focused Equity Strategy Portfolio
SunAmerica Focused Multi-Asset Strategy Portfolio
SunAmerica Strategic Bond Fund
SunAmerica High Yield Bond Fund
AIG SunAmerica High Watermark Fund 2010
AIG SunAmerica High Watermark Fund 2015
AIG SunAmerica High Watermark Fund 2020
Credit Suisse Commodity Return Strategy Fund
AIM Global Real Estate Fund
Templeton Foreign Fund

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